UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.    )

Brandywine Realty Trust

(Name of Issuer)

Common Stock (Par Value $0.01)

(Title of Class Securities)

105368203

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be ‘filed’ for the purpose of Section 18 of the Securities Exchange Act of 1934 (‘Act’) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 105368203

1.	Names of Reporting Persons Sumitomo Mitsui Trust Holdings, Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Japan
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 8,429,309
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 76,855
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,429,309
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9): 6.2%(1)
12.	Type of Reporting Person (See Instructions) HC, FI

(1)

Based on an aggregate number of common shares of beneficial interest outstanding of 135,579,643 as of October 26, 2011 as reported by the Issuer in its quarterly report for the period ended September 30, 2011 filed on Form 10-Q on November 2, 2011.

CUSIP No. 105368203

1.	Names of Reporting Persons STB Asset Management Co., Ltd.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Japan
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 23,709
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 23,709
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 23,709
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%(1)
12.	Type of Reporting Person (See Instructions) IV, FI

(1)

Based on an aggregate number of common shares of beneficial interest outstanding of 135,579,643 as of October 26, 2011 as reported by the Issuer in its quarterly report for the period ended September 30, 2011 filed on Form 10-Q on November 2, 2011.

CUSIP No. 105368203

1.	Names of Reporting Persons Nikko Asset Management Co., Ltd.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Japan
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 8,388,542
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 36,088(1)
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,388,542
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9): 6.1%(2)
12.	Type of Reporting Person (See Instructions) IV, FI

(1)	The Reporting Person does not have dispositive power over the remaining 8,352,454 shares that it beneficially owns.

(2)

Based on an aggregate number of common shares of beneficial interest outstanding of 135,579,643 as of October 26, 2011 as reported by the Issuer in its quarterly report for the period ended September 30, 2011 filed on Form 10-Q on November 2, 2011.

CUSIP No. 105368203

1.	Names of Reporting Persons Chuo Mitsui Asset Trust and Banking Company, Limited
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Japan
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 13,958
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 13,958
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 13,958
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%(1)
12.	Type of Reporting Person (See Instructions) IV, FI

(1)

Based on an aggregate number of common shares of beneficial interest outstanding of 135,579,643 as of October 26, 2011 as reported by the Issuer in its quarterly report for the period ended September 30, 2011 filed on Form 10-Q on November 2, 2011.

CUSIP No. 105368203

1.	Names of Reporting Persons Chuo Mitsui Asset Management Company, Limited
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Japan
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 3,100
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,100
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,100
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%(1)
12.	Type of Reporting Person (See Instructions) IV, FI

(1)

Based on an aggregate number of common shares of beneficial interest outstanding of 135,579,643 as of October 26, 2011 as reported by the Issuer in its quarterly report for the period ended September 30, 2011 filed on Form 10-Q on November 2, 2011.

Item 1.

(a)	Name of Issuer
Brandywine Realty Trust

(b)	Address of Issuer’s Principal Executive Offices
555 East Lancaster Avenue
Radnor, PA 19087
United States

Item 2.

(a)	Name of Persons Filing

Sumitomo Mitsui Trust Holdings, Inc. (“SMTH”)

STB Asset Management Co., Ltd. (“STB”)

Nikko Asset Management Co., Ltd. (“Nikko”)

Chuo Mitsui Asset Trust and Banking Company, Limited (“CMAT”)

Chuo Mitsui Asset Management Company, Limited (“CMAM”)

(b)	Address of Principal Business Office or, if none, Residence

SMTH:

GranTokyo South Tower, 9-2
Marunouchi 1-chome
Chiyoda-ku
Tokyo 100-6615
Japan

STB:

3-1
Yesu 2-Chome
Chuo-Ku
Tokyo 104-0028
Japan

Nikko:

7-1
Akasaka 9-chome
Minato-Ku
Tokyo 107-6242
Japan

CMAT:

23-1
Shiba 3-chome
Minato-Ku
Tokyo 105-8574
Japan

CMAM:

23-1
Shiba 3-chome
Minato-Ku
Tokyo 105-8574
Japan

(c)	Citizenship
Japan

(d)	Title of Class of Securities
Common Stock

(e)	CUSIP Number
105368203

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

SMTH:

(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940(15 U.S.C. 80a-8).

(e)	☐ An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with 240.13d- 1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with 240.13d- 1(b)(1)(ii)(G);

(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☒ A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);

(k)	☐ Group, in accordance with 240.13d- 1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with 240.13d- 1(b)(1)(ii)(J), please specify the type of institution: A parent holding company or control person.

STB:

(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940(15 U.S.C. 80a-8).

(e)	☐ An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with 240.13d- 1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with 240.13d- 1(b)(1)(ii)(G);

(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☒ A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);

(k)	☐ Group, in accordance with 240.13d- 1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with 240.13d- 1(b)(1)(ii)(J), please specify the type of institution: An investment company.

Nikko:

(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940(15 U.S.C. 80a-8).

(e)	☐ An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with 240.13d- 1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with 240.13d- 1(b)(1)(ii)(G);

(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☒ A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);

(k)	☐ Group, in accordance with 240.13d- 1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with 240.13d- 1(b)(1)(ii)(J), please specify the type of institution: An investment company.

CMAT:

(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940(15 U.S.C. 80a-8).

(e)	☐ An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with 240.13d- 1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with 240.13d- 1(b)(1)(ii)(G);

(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☒ A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);

(k)	☐ Group, in accordance with 240.13d- 1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with 240.13d- 1(b)(1)(ii)(J), please specify the type of institution: An investment company.

CMAM:

(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940(15 U.S.C. 80a-8).

(e)	☐ An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with 240.13d- 1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with 240.13d- 1(b)(1)(ii)(G);

(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☒ A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);

(k)	☐ Group, in accordance with 240.13d- 1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with 240.13d- 1(b)(1)(ii)(J), please specify the type of institution: An investment company.

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

SMTH:

(a) Amount beneficially owned:	8,429,309

(b) Percent of class:	6.2%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:	8,429,309

(ii) Shared power to vote or to direct the vote	0

(iii) Sole power to dispose or to direct the disposition of:	76,855

(iv) Shared power to dispose or to direct the disposition of:	0

STB:

(a) Amount beneficially owned:	23,709

(b) Percent of class:	Less than 0.1%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:	23,709

(ii) Shared power to vote or to direct the vote	0

(iii) Sole power to dispose or to direct the disposition of:	23,709

(iv) Shared power to dispose or to direct the disposition of:	0

Nikko:

(a) Amount beneficially owned:	8,388,542

(b) Percent of class:	6.1%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:	8,388,542

(ii) Shared power to vote or to direct the vote	0

(iii) Sole power to dispose or to direct the disposition of:	36,088*

(iv) Shared power to dispose or to direct the disposition of:	0

* The Reporting Person does not have dispositive power over the remaining 8,352,454 shares that it beneficially owns.

CMAT:

(a) Amount beneficially owned:	13,958

(b) Percent of class:	Less than 0.1%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:	13,958

(ii) Shared power to vote or to direct the vote	0

(iii) Sole power to dispose or to direct the disposition of:	13,958

(iv) Shared power to dispose or to direct the disposition of:	0

CMAM:

(a) Amount beneficially owned:	3,100

(b) Percent of class:	Less than 0.1%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:	3,100

(ii) Shared power to vote or to direct the vote	0

(iii) Sole power to dispose or to direct the disposition of:	3,100

(iv) Shared power to dispose or to direct the disposition of:	0

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [        ].

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

As of December 31, 2011, SMTH beneficially owns 8,429,309 share of the Issuer indirectly through its subsidiaries as follows:

(a)	STB Asset Management Co., Ltd. – 23,709

(b)	Nikko Asset Management Co., Ltd. – 8,388,542

(c)	Chuo Mitsui Asset Trust and Banking Company, Limited – 13,958

(d)	Chuo Mitsui Asset Management Company, Limited – 3,100

Each subsidiary listed above is classified as a non-U.S. institution (investment company) in accordance with 240.13d-1(b)(1)(ii)(J).

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

By signing below the filers certify that, to the best of their knowledge and belief, the foreign regulatory schemes applicable to Sumitomo Mitsui Trust Holdings, Inc., STB Asset Management Co., Ltd., Nikko Asset Management Co., Ltd., Chuo Mitsui Asset Trust and Banking Company, Limited and Chuo Mitsui Asset Management Company, Limited, respectively, are substantially comparable to the functionally equivalent U.S. institutions. The filers also undertake to furnish to the Commission staff, upon request, information that would otherwise be disclosed in a Schedule 13D.

SIGNATURE

SMTH:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2012
Date

/s/ Tsuyoshi Saito
Signature

Tsuyoshi Saito/General Manager of Risk Management Department
Name/Title

STB:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2012
Date

/s/ Seiichi Hirata
Signature

Seiichi Hirata/President
Name/Title

Nikko:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2012
Date

/s/ Kenji Nishiyama
Signature

Kenji Nishiyama/Chief Compliance Officer
Name/Title

CMAT:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2012
Date

/s/ Mitsuo Hara
Signature

Mitsuo Hara/Deputy General Manager of Corporate Planning Department
Name/Title

CMAM:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2012
Date

/s/ Akihiro Tanabe
Signature

Akihiro Tanabe/General Manager
Name/Title

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)